Exhibit 2.3

EXECUTION VERSION

LIMITED GUARANTEE

Limited Guarantee, dated as of December 17, 2007 (this “Limited Guarantee”), by each of the undersigned (each a “Guarantor”), in favor of Waste Industries USA, Inc., a North Carolina corporation (the “Guaranteed Party”). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).

1. LIMITED GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Marlin HoldCo LP, a Delaware limited partnership in which the Guarantors propose to invest (“Parent”), Marlin MergeCo Inc., a North Carolina corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which, subject to the satisfaction or proper waiver of the conditions set forth therein, Merger Sub will merge with and into the Guaranteed Party, the Guarantors hereby irrevocably, absolutely and unconditionally guarantee to the Guaranteed Party on a several (and not joint) basis up to the amount of each Guarantor’s respective Cap Amount (as defined below) Parent’s obligations to pay the Parent Termination Fee, if and when due pursuant to Section 7.2(b) of the Merger Agreement, plus the reasonable fees and expenses that may be incurred by the Guarantor Party pursuant to the second to last sentence of Section 3 of this Limited Guarantee (with respect to each Guarantor, such Guarantor’s “Guaranteed Obligation”); provided, however, that in no event shall the liability of any Guarantor under this Limited Guarantee exceed the amount set forth next to such Guarantor’s name on Schedule A hereto (such amount for each Guarantor, the “Cap Amount”) plus its pro rata share of the reasonable fees and expenses that may be incurred by the Guarantor Party pursuant to second to last sentence of Section 3 of this Limited Guarantee, it being understood and agreed that this Limited Guarantee may not be enforced without giving effect to each Guarantor’s respective Cap Amount.

2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the obligations of the Guarantors hereunder. Subject to Section 8 of this Limited Guarantee, in the event that any payment to the Guaranteed Party hereunder is rescinded or must otherwise be returned to any Guarantor for any reason whatsoever, such Guarantor shall remain liable hereunder as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectibility. The respective obligations of each Guarantor hereunder are several and not joint and in all cases subject to each Guarantor’s respective Cap Amount. The Guaranteed Party agrees that any claims by the Guaranteed Party for breach by any Guarantor of the representations and warranties and agreements contained in this Limited Guarantee, including, without limitation, the representations and warranties contained in Section 5, shall be subject to the Cap Amount, and that any payments to the Guaranteed Party by any Guarantor in satisfaction of such claims shall reduce the amount of such Guarantor’s Obligations.

3. CHANGES IN OBLIGATION, CERTAIN WAIVERS. Each Guarantor agrees that the Guaranteed Obligation of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) any change in the time, manner or place of payment of, the Guaranteed Obligation, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (other than any amendment or modification which affects the Parent Termination Fee) or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligation; (b) the failure (or delay) on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement, including any other Guarantor (collectively, the “Other Guarantors”); (c) the addition, substitution or release of any Person primarily or secondarily liable for the Guaranteed Obligation, (d) any change in the existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor); (f) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligation; (g) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent or Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligation or otherwise, (h) the death, disability or incapacity of any Guarantor or (i) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, Parent, Merger Sub or any Guarantor other than the indefeasible payment in full of the Guaranteed Obligation. To the fullest extent permitted by law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligation incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its subsidiaries or affiliates, defenses to the payment of the Guaranteed Obligation that are available to Parent or Merger Sub under the Merger Agreement or a breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any Guarantor or Parent Affiliate (as defined below), except for claims against the Guarantors under this Limited Guarantee or a claim against Parent to pay Parent Termination Fee in accordance with, and subject to, the terms of the Merger Agreement. The Guarantors hereby covenant and agree that they shall not institute, and shall cause their respective subsidiaries and affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, and further agree to reimburse upon demand all reasonable costs and expenses, including the reasonable fees and expenses of counsel, incurred or paid by, the Guaranteed Party in connection with any suit, action or proceeding to enforce or protect any rights of the Guaranteed Party hereunder to the extent it is determined by a court of competent jurisdiction that the Guarantors were obligated to pay the Guaranteed Party under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent’s obligation to pay the Parent Termination Fee under the Merger Agreement is reduced, each Guarantor’s Guaranteed Obligation shall be similarly reduced.

4. No Subrogation. The Guarantors will not exercise any rights of subrogation or contribution against Parent, Merger Sub, other Guarantors or any other Person in connection with the transactions contemplated by the Merger Agreement, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation has been paid in full. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligation and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligation.

5. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

6. REPRESENTATIONS AND WARRANTIES. Each Guarantor, severally and not jointly, hereby represents and warrants, as to itself only and not as to the other Guarantor, that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) such Guarantor has the financial capacity to pay and perform its Guaranteed Obligation under this Limited Guarantee.

7. ASSIGNMENT. Neither this Limited Guarantee nor any the rights, interests or Guaranteed Obligation hereunder shall be assigned or transferred by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment by a Guarantor) or the Guarantors (in the case of an assignment by the Guaranteed Party); provided, however, that any Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of such Guarantor, provided that no such assignment shall relieve such Guarantor of any liability or obligation hereunder except to the extent actually performed and satisfied by such assignee.

8. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by personal delivery, by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service) or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

if to a Guarantor:

c/o Macquarie Infrastructure Partners Inc.
125 West 55th Street, 9th Floor
New York, NY 10019
Telecopy:	(212) 231-1828
Attention:	Christopher Leslie

and

c/o GS Direct, LLC
85 Broad Street
New York, NY 10004
Telecopy:	(212) 357-5505
Attention:	Gerald Cardinale

with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telecopy:	(212) 310-8007
Attention:	Frederick S. Green
Michael E. Lubowitz

and

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Telecopy:	(212) 357-5505
Attention:	Robert C. Schwenkel

and

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
230 N. Elm Street, Suite 2000
Greensboro, NC 27401
Telecopy:	(336) 378-1001
Attention:	William G. McNairy
J. Lee Lloyd

if to the Guaranteed Party:

Waste Industries USA, Inc.
3301 Benson Drive, Suite 601
Raleigh, NC 27609
Telecopy:	(919) 325-3013
Attention:	D. Stephen Grissom

with copies to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC 28246
Telecopy:	(704) 378-4000
Attention:	Robin L. Hinson
Patrick S. Bryant

and

Wyrick Robbins Yates & Ponton LLP
Raleigh Office-Research Triangle Area
The Summit
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607-7506
Telecopy:	(919) 781-4865
Attention:	James M. Yates, Jr.

9. CONTINUING GUARANTEE. This Limited Guarantee is a continuing guaranty and may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors and their heirs, estates, survivors, conservators, personal representatives, successors and assigns until the Guaranteed Obligation of such Guarantor payable under this Limited Guarantee has been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in circumstances where no Parent Termination Fee is payable, (c) the first anniversary of the End Date, unless a claim hereunder has been made prior to such date, in which case the date such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or by a final, non-appealable judgment of a Governmental Entity of competent jurisdiction and (d) the Guaranteed Obligation payable under this Limited Guarantee has been paid in full. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its subsidiaries or affiliates asserts in any litigation or other proceeding that the provisions hereof (including, without limitation, Section 1 hereof) limiting the Guarantors’ respective liability or any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against any Guarantor or any Guarantor Affiliate or Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement or this Limited Guarantee other than liability of any Guarantor under this Limited Guarantee (as limited by the provisions hereunder, including Section 1), then (x) the Guaranteed Obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if any Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (z) neither the Guarantors nor any Guarantor or Parent Affiliates shall have any liability to the Guaranteed Party or any of its affiliates with respect to the transactions contemplated by the Merger Agreement or under this Limited Guarantee. Subject to the foregoing, in the event that any payment to the Guaranteed Party hereunder is rescinded or must otherwise be returned to any Guarantor for any reason whatsoever, such Guarantor shall remain liable hereunder as if such payment had not been made (subject to the terms hereof).

10. NO RECOURSE. The Guaranteed Party acknowledges that the sole asset of Parent is cash in a de minimis amount, and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that a Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, any past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney, representative or assignee of any Guarantor or any past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney, representative or assignee of the foregoing (collectively, but not including Parent or Merger Sub, each a “Guarantor or Parent Affiliate”), through Parent or otherwise, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Parent against any Guarantor or Parent Affiliate (including a claim to enforce the Buyer Group Commitments, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from such Guarantor (but not any Guarantor or Parent Affiliate) under and to the extent provided in this Limited Guarantee and subject to the limitations described herein. Recourse against the Guarantors under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its subsidiaries and affiliates against the Guarantors and Guarantor or Parent Affiliates in respect of any liabilities or obligation arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or this Limited Guarantee.

11. RELEASE. (a) By its acceptance of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (1) neither the Guaranteed Party nor any of its subsidiaries or affiliates, and the Guaranteed Party agrees that none of its officers, directors, security holders or representatives has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Guarantors and each of the Guarantor or Parent Affiliates from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate (or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub or any other person against any Guarantor or Parent Affiliate, or otherwise under any theory of law or equity, other than claims against any Guarantor pursuant to this Limited Guarantee (subject to the limitations described herein); and (2) recourse against the Guarantors under this Limited Guarantee (and subject to the limitations described herein) shall be the sole and exclusive remedy of the Guaranteed Party. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against any Guarantor or Parent Affiliate except claims against the Guarantors under this Limited Guarantee (subject to the limitations described herein).

12. GOVERNING LAW. This Limited Guarantee shall be solely governed by and construed pursuant to the laws of the State of New York, and all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed solely by the laws of the State of New York, all without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Any claim against any party to this Limited Guarantee arising out of or relating to this Limited Guarantee shall be brought in any state or federal court sitting in the state of North Carolina and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such claim and agrees that it will not bring any such claim in any court other than the aforesaid courts.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

14. COUNTERPARTS. This Limited Guarantee may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

15. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantors and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

15. ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand, except for the Merger Agreement.

16. SEVERABILITY. To the extent any provision of this Limited Guarantee is prohibited by or invalid under the applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity. No party hereto shall assert that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first above written.

MACQUARIE INFRASTRUCTURE PARTNERS A L.P., by its General Partner, Macquarie Infrastructure Partners U.S. GP LLC, by its Manager and Attorney-in-Fact, Macquarie Infrastructure Partners Inc.

By:	/s/ Christopher Leslie
Name:	Christopher Leslie
Title:	President

By:	/s/ Mark Wong
Name:	Mark Wong
Title:	Treasurer

MACQUARIE INFRASTRUCTURE PARTNERS INTERNATIONAL L.P., by its General Partner, Macquarie Infrastructure Partners U.S. GP LLC, by its Manager and Attorney-in-Fact, Macquarie Infrastructure Partners Inc.

By:	/s/ Christopher Leslie
Name:	Christopher Leslie
Title:	President

By:	/s/ Mark Wong
Name:	Mark Wong
Title:	Treasurer

MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P., by its General Partner, Macquarie Infrastructure Partners Canada GP LTD., by its Manager and Attorney-in-Fact, Macquarie Infrastructure Partners Inc.

By:	/s/ Christopher Leslie
Name:	Christopher Leslie
Title:	President

By:	/s/ Mark Wong
Name:	Mark Wong
Title:	Treasurer

[Limited Guarantee Signature Page]

EXECUTION VERSION

GS DIRECT, LLC

By:	/s/ Gerald Cardinale
Name:	Gerald Cardinale
Title:

[Limited Guarantee Signature Page]

/s/ Lonnie C. Poole, Jr.
Lonnie C. Poole, Jr.

/s/ Jim W. Perry
Jim W. Perry

/s/ Lonnie C. Poole, III
Lonnie C. Poole, III

/s/ Scott J. Poole
Scott J. Poole

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER TRUST)

By:	/s/ Scott J. Poole
Name:	Scott J. Poole
Title:	Trustee

LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER NON-GST TRUST)

By:	/s/ Scott J. Poole
Name:	Scott J. Poole
Title:	Trustee

LONNIE C. POOLE, JR GRANTOR TRUST DATED MAY 1, 1995

By:	/s/ Lonnie C. Poole, III
Name:	Lonnie C. Poole, III
Title:	Trustee

By:	/s/ Scott J. Poole
Name:	Scott J. Poole
Title:	Trustee

[Limited Guarantee Signature Page]

PERRY 2007 IRREVOCABLE TRUST U/A/D DECEMBER 13, 2007

By:	/s/ Rebecca Elliott Perry
Name:	Rebecca Elliott Perry
Title:	Trustee

DAMAS II CHARITABLE REMAINDER UNITRUST U/A/D 12/13/07

By:	/s/ Robert Hall
Name:	Robert Hall
Title:	Trustee

[Limited Guarantee Signature Page]

Accepted and agreed as of the date first above written:

WASTE INDUSTRIES USA, INC.

By:
Name:
Title:

[Limited Guarantee Signature Page]

Cap Amounts

Guarantor	Cap Amount
MACQUARIE INFRASTRUCTURE PARTNERS A L.P.	$7,612,914.80
MACQUARIE INFRASTRUCTURE PARTNERS INTERNATIONAL L.P.	$7,947,485.40
MACQUARIE INFRASTRUCTURE PARTNERS CANADA, L.P.	$1,706,637.39
GS DIRECT, LLC	$8,633,518.79
LONNIE C. POOLE, JR.	$852,228.32
LONNIE C. POOLE, III	$424,725.76
SCOTT J. POOLE	$374,379.31
JIM W. PERRY	$729,662.11
LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER TRUST)	$14,247.10
LONNIE C. POOLE, III IRREVOCABLE TRUST (TAILWALKER NON-GST TRUST)	$225,370.50
LONNIE C. POOLE, JR. GRANTOR TRUST DATED MAY 1, 1995	$964,197.22
PERRY 2007 IRREVOCABLE TRUST U/A/D DECEMBER 13, 2007	$27,679.31
DAMAS II CHARITABLE REMAINDER UNITRUST U/A/D 12/13/07	$387,510.37